RELIANCE BANCSHARES, INC. ANNOUNCES SIGNIFICANT PROGRESS WITH THIRD QUARTER 2011 RESULTS

ST. LOUIS, October 28, 2011 - Reliance Bancshares, Inc. today announced financial and operating results for the third quarter ended September 30, 2011.

Key Third Quarter Metrics

•	Nonperforming loans have now decreased three consecutive quarters through September 30, 2011, totaling $49.1 million or 28.7%.

•	Net charge-offs totaled $4.7 million, representing a $9.4 million (66.7%) decrease from the third quarter of 2010.

•	Losses before taxes for the third quarter 2011 were $4.2 million compared to $14.8 million for the same period in 2010.

•	Provision for loan losses dropped to $5.1 million for the third quarter of 2011 compared to $17.2 million for the same period in 2010.

“This past quarter, Reliance made excellent progress in reducing problem loans, net charge-offs, net losses, and loan loss provision”, said Allan D. Ivie, IV, President and Chief Executive Officer of Reliance Bancshares, Inc. “We are pleased and proud of our progress over the past several months and we remained focused on returning the Company to profitability.”

The net loss for the third quarter 2011 was $4.2 million compared to $8.9 million for the same period in 2010. Year-to-date, the net loss totaled $17.6 million compared to a net loss of $14.9 million for the same period last year. Year-to-date, loss before taxes totaled $17.6 million compared to a loss before taxes of $25.0 million in 2010. Economic challenges continue to prevail and create unprecedented financial stresses in the commercial real estate markets where the Company operates. As a result, the Company increased its reserve for possible loan losses to $37.7 million, a $0.4 million increase over year-end 2010. This reserve represents 4.9% of outstanding loans. The third quarter 2011 provision for possible loan losses was $5.1 million compared to $17.2 million for the same period last year. The decrease in the provision was the primary reason for the improvement in earnings. Offsetting the savings in loan loss provision, the Company incurred increases of $3.7 million in expenses associated with other real estate for the first nine months of 2011.

The Company achieved operational cost savings of $0.8 million, or 9.2%, for the third quarter 2011, compared to the same period of 2010. Cost savings initiatives have been a focus throughout.

Net interest income for the third quarter 2011 was $8.2 million, a 19.9% decrease from the prior year's third quarter. For the nine months ended September 30, 2011, net interest income decreased $5.2 million, or 16.7% compared to the same period in 2010. The reduction in net interest income resulted from a shrinking balance sheet due to the Company's successful efforts in reducing its commercial real estate loans and improving liquidity. Year over year, the Company also experienced a 6.5% reduction in long-term borrowings.

Total assets as of September 30, 2011 were $1.134 billion. This represents a 12.5% decrease compared to December 31, 2010. For the nine month period ended September 30, 2011, loans decreased 21.0% or $203.3 million compared to year-end December, 2010, a result of scheduled amortizations, pay downs and charge-offs. Management remains focused on improving credit quality and has implemented elevated credit review processes and rigorous action plans for all troubled loans.

During the third quarter of 2011, net charge-offs were $4.7 million. Non-performing loans totaled 15.9% of outstanding loans as of September 30, 2011, compared to 17.6% at December 31, 2010. During the first nine months of 2011 management has identified fewer borrowers with deteriorating financial positions thus supporting a decrease of $17.5 million in provision expense compared to the same period in 2010.

	Originated In Florida	All other	Total
Net charge-offs (quarter ended 9/30/2011)	$0.9 million	$3.8 million	$4.7 million
Net charge-offs (quarter ended 9/30/2010)	$5.4 million	$8.7 million	$14.1 million
Nonperforming loans (9/30/2011)	$19.1 million	$102.9 million	$122.0 million
Nonperforming loans (12/31/2010)	$26.3 million	$144.8 million	$171.1 million
Nonperforming loans (9/30/2010)	$18.8 million	$100.4 million	$119.2 million
Nonperforming assets* (9/30/2011)	$34.1 million	$126.5 million	$160.6 million
Nonperforming assets* (12/31/2010)	$41.6 million	$160.5 million	$202.1 million
Nonperforming assets* (9/30/2010)	$39.3 million	$116.4 million	$155.7 million
Outstanding loans originated in respective markets (9/30/2011)	$39.5 million	$727.4 million	$766.9 million

* Nonperforming assets are comprised of nonperforming loans, nonperforming investments, and other real estate owned.

Total deposits for the quarter ended September 30, 2011 were $0.930 billion, a decrease of 13.9% compared to December 31, 2010. For the first nine months of 2011, non-interest bearing deposits increased 8.5% with the total deposit reduction occurring in interest bearing non-core and wholesale funds, thus lowering the overall cost of deposits.

“As we continue to work toward profitability, we are pleased with our improving asset quality trends,” said Mr. Ivie. “Our core community banking franchise is sound and profitable. As the big banks continue to raise fees, consumers and small businesses will look towards Reliance for the personal service and value products that only a true community bank can deliver.”

About Reliance Bancshares, Inc.
Reliance Bancshares, Inc., headquartered in St. Louis, MO, is a publicly held Missouri bank holding company that provides a full range of banking services to individual and corporate customers. The Company's common stock is quoted on the Pink Sheets (www.pinksheets.com) under the symbol “RLBS”. It currently operates 20 branches in the St. Louis metropolitan area under the name of Reliance Bank. It also owns and operates Reliance Bank, FSB, which is located in Fort Myers, Florida, with two branches in the Southwest Florida area. The Company's total assets as of September 30, 2011 exceeded $1.1 billion. Reliance Bank's website can be found at www.reliancebankstl.com.

Forward-looking statements
This news release may include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this news release, the words “anticipates,” “expects,” intends” and similar expressions as they relate to Reliance Bancshares, its operations or its management are intended to identify such forward-looking statements. These forward-looking statements are subject to numerous risks and uncertainties. There are important factors that could cause actual results to differ materially from those in forward-looking statements, certain of which are beyond our control. These factors, risks and uncertainties are discussed in our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”), as updated from time to time in our other SEC filings.

Contact:
Reliance Bancshares, Inc.
Dale E. Oberkfell
Executive Vice President and CFO
314-569-7202
doberkfell@reliancebankstl.com

	September 30, 2011	December 31, 2010

BALANCE SHEETS
ASSETS
Cash and due from banks	9,331	8,364
Short-term investments	70,490	18,800
Debt and equity investments	229,896	241,599

Loans	766,943	970,289
Less reserve for loan losses	(37,730)	(37,301)
Net loans	729,213	932,988

Premises and equipment, net	34,448	35,778
Goodwill and identifiable intangible assets	1,258	1,270
Other real estate owned	38,076	30,851
Other assets	21,530	26,375

Total assets	1,134,242	1,296,025

LIABILITIES & EQUITY
Noninterest bearing deposits	66,496	61,288
Interest bearing deposits	863,040	1,018,871
Total deposits	929,536	1,080,159

Short-term borrowings	23,186	15,178
Long-term FHLB borrowings	87,000	93,000
Other liabilities	6,106	3,442

Total liabilities	1,045,828	1,191,779

Stockholders’ equity	88,414	104,246

Total liabilities & equity	1,134,242	1,296,025

	For the Three	For the Three	For the Nine	For the Nine
	Months Ended	Months Ended	Months Ended	Months Ended
	September 30, 2011	September 30, 2010	September 30, 2011	September 30, 2010

INCOME STATEMENTS

Total interest income	11,697	15,687	38,249	49,952
Total interest expense	3,535	5,500	12,250	18,736
Net interest income	8,162	10,187	25,999	31,216

Provision for loan losses	5,144	17,203	17,060	34,523
Net after provision	3,018	(7,016)	8,939	(3,307)

NONINTEREST INCOME
Service charges on deposits	174	225	581	685
Gain (loss) sale of securities	(1)	22	56	288
Other income	696	874	1,988	1,589
Total noninterest income	869	1,121	2,625	2,562

NONINTEREST EXPENSE
Salaries and benefits	3,205	3,471	10,219	9,960
Other real estate expense	2,134	2,081	8,410	4,677
Occupancy and equipment	992	1,107	3,065	3,268
FDIC assessment	496	679	2,273	2,218
Legal and professional fees	249	222	1,492	572
Other	1,019	1,358	3,690	3,543
Total noninterest expense	8,095	8,918	29,149	24,238

Income before taxes	(4,208)	(14,813)	(17,585)	(24,983)
Income taxes	—	(5,960)	—	(10,128)

Net income	(4,208)	(8,853)	(17,585)	(14,855)